SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                ----------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G


             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                             Enpro Industries, Inc.
                             ----------------------
                                (Name of Issuer)



                          Common Stock, $0.01 par value
                          -----------------------------
                         (Title of Class of Securities)



                                    29355X107
                                    ---------
                                 (CUSIP Number)

                                  June 18, 2002
        -----------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)


                               Page 1 of 21 Pages

                                  SCHEDULE 13G

CUSIP No. 29355X107                                         Page 2 of 21 Pages
------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin Capital Management, L.P. II
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   250,000
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                0
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                250,000
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       250,000
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   | |
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP No. 29355X107                                         Page 3 of 21 Pages
------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Scoggin International Fund, Ltd.
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Commonwealth of the Bahamas
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   250,000
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                0
       PERSON           -------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                250,000
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       250,000
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   | |
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP No. 29355X107                                         Page 4 of 21 Pages
------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Craig Effron
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   0
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                500,000
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                0
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                500,000
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       500,000
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   | |
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.4%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 29355X107                                         Page 5 of 21 Pages
------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Curtis Schenker
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   0
       BENEFICIALLY    --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                500,000
       PERSON          --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                0
                       --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                500,000
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       500,000
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   | |
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.4%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 29355X107                                         Page 6 of 21 Pages
------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Jeffrey E. Schwarz
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   6,000
       BENEFICIALLY    ---------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                526,400
       PERSON          ---------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                6,000
                       ---------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                526,400
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       532,400
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   | |
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.6%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 29355X107                                         Page 7 of 21 Pages
------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Karen Finerman
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   10,000
       BENEFICIALLY    ---------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                524,000
       PERSON          ---------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                10,000
                       ---------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                524,000
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       534,000
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   | |
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       2.6%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

CUSIP No. 29355X107                                         Page 8 of 21 Pages
------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Bedford Falls Investors, L.P.
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   240,000
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                0
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                240,000
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       240,000
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   | |
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.2%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

CUSIP No. 29355X107                                         Page 9 of 21 Pages
------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Metropolitan Capital Advisors International Limited
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       British Virgin Islands
--------------------------------------------------------------------------------
       NUMBER            5)     SOLE VOTING POWER
       OF
       SHARES                   201,800
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY          6)     SHARED VOTING POWER
       EACH
       REPORTING                0
       PERSON           --------------------------------------------------------
       WITH              7)     SOLE DISPOSITIVE POWER

                                201,800
                        --------------------------------------------------------
                         8)     SHARED DISPOSITIVE POWER

                                0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       201,800
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   | |
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.0%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       CO
--------------------------------------------------------------------------------

CUSIP No. 29355X107                                        Page 10 of 21 Pages
------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Metropolitan Capital Partners II, L.P.
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|

                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY


--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
       NUMBER             5)     SOLE VOTING POWER
       OF
       SHARES                    0
       BENEFICIALLY     --------------------------------------------------------
       OWNED BY           6)     SHARED VOTING POWER
       EACH
       REPORTING                 82,200
       PERSON           --------------------------------------------------------
       WITH               7)     SOLE DISPOSITIVE POWER

                                 0
                        --------------------------------------------------------
                          8)     SHARED DISPOSITIVE POWER

                                 82,200
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       82,200
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                   | |
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       0.4%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

                                  Schedule 13G

Item 1(a).  Name of Issuer:

Enpro Industries, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina  28209

Item 2(a).  Name of Persons Filing:

(i)    Scoggin Capital Management, L.P. II
(ii)   Scoggin International Fund, Ltd.
(iii)  Craig Effron
(iv)   Curtis Schenker
(v)    Jeffrey E. Schwarz
(vi)   Karen Finerman
(vii)  Bedford Falls Investors, L.P.
(viii) Metropolitan Capital Advisors International Limited
(ix)   Metropolitan Capital Partners II, L.P.

(collectively, the "Reporting Persons" and each a "Reporting Person")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

Each of the Reporting Persons has a business address at 660 Madison Avenue, New York, NY 10021.

Item 2(c).  Citizenship or Place of Organization:

(i)    Scoggin Capital Management, L.P. II
       Delaware

(ii)   Scoggin International Fund, Ltd.
       Commonwealth of the Bahamas

(iii)  Craig Effron
       USA

(iv)   Curtis Schenker
       USA

(v)    Jeffrey E. Schwarz
       USA

(vi)   Karen Finerman
       USA

(vii)  Bedford Falls Investors, L.P.
       Delaware

(viii) Metropolitan Capital Advisors International Limited British Virgin
       Islands

(ix)   Metropolitan Capital Partners II, L.P.
       New York

Item 2(d).  Title of Class of Securities:

Common Stock, $0.01 par value per share

Item 2(e).  CUSIP Number:

29355X107

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_|   Broker or Dealer Registered Under Section 15 of the Act
                        (15 U.S.C. 78o)

            (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c)

            (c)   |_|   Insurance Company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c)

            (d)   |_|   Investment Company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|   Investment Adviser in accordance withss.
                        240.13d-1(b)(1)(ii)(E)

            (f)   |_|   Employee benefit plan or endowment fund in accordance
                        withss.240.13d-1(b)(1)(ii)(F)

            (g)   |_|   Parent Holding Company or control person in accordance
                        withss.240.13d-1(b)(ii)(G)

            (h)   |_|   Savings Association as defined inss.3(b) of the Federal
                        Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|   Church plan that is excluded from the definition of an
                        investment company under ss.3(c)(15) of the Investment
                        Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|   Group, in accordance withss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

(i)   Scoggin Capital Management, L.P. II 1

---------------------
1 The general partner of Scoggin Capital Management, L.P. II is S&E Partners, L.P., a limited partnership organized under the laws of Delaware. Scoggin, Inc., a corporation organized under the laws of Delaware, is the sole general partner of S&E Partners, L.P. Craig Effron and Curtis Schenker are the stockholders of Scoggin, Inc.

            (a)         Amount beneficially owned:  250,000

            (b)         Percent of class:  1.2%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  250,000

                  (ii)  Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition
                        of:  250,000

                  (iv)  Shared power to dispose or to direct the disposition of:  0

(ii)  Scoggin International Fund, Ltd. 2

            (a)         Amount beneficially owned:  250,000

            (b)         Percent of class:  1.2%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  250,000

                  (ii)  Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition
                        of:  250,000

                  (iv)  Shared power to dispose or to direct the disposition of:  0

(iii) Craig Effron

            (a)         Amount beneficially owned:  500,000

            (b)         Percent of class:  2.4%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  0

                  (ii)  Shared power to vote or to direct the vote:  500,000

                  (iii) Sole power to dispose or to direct the disposition
                        of:  0

                  (iv) Shared power to dispose or to direct the disposition of: 500,000

(iv)  Curtis Schenker

            (a)         Amount beneficially owned:  500,000

----------------------

2 The investment advisor of Scoggin International Fund, Ltd. is Scoggin, LLC. Craig Effron and Curtis Schenker are the managing members of Scoggin, LLC.

            (b)         Percent of class:  2.4%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  0

                  (ii)  Shared power to vote or to direct the vote:  500,000

                  (iii) Sole power to dispose or to direct the disposition
                        of:  0

                  (iv) Shared power to dispose or to direct the disposition of: 500,000

(v)   Jeffrey E. Schwarz

            (a)         Amount beneficially owned:  532,400 3

            (b)         Percent of class:  2.6%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  6,000

                  (ii)  Shared power to vote or to direct the vote:  526,400 4

                  (iii) Sole power to dispose or to direct the disposition
                        of:  6,000

                  (iv) Shared power to dispose or to direct the disposition of: 526,400 5

(vi)  Karen Finerman

            (a)         Amount beneficially owned:  534,000

            (b)         Percent of class:  2.6%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  10,000

                  (ii)  Shared power to vote or to direct the vote:  524,000

                  (iii) Sole power to dispose or to direct the disposition
                        of:  10,000

---------------------
3 1,200 shares are held in the Schwarz Family Foundation Trust (the "Foundation Trust Shares"). 1,200 shares are held in the Schwarz Children's Trust (the "Children's Trust Shares"). Jeffrey Schwarz has shared voting and dispositive power with respect to the Foundation Trust Shares and the Children's Trust Shares.

4    See footnote 3.

5    See footnote 3.

                  (iv) Shared power to dispose or to direct the disposition of: 524,000

(vii)  Bedford Falls Investors, L.P. 6

            (a)         Amount beneficially owned:  240,000

            (b)         Percent of class:  1.2%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  240,000

                  (ii)  Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition
                        of:  240,000

                  (iv)  Shared power to dispose or to direct the disposition of:  0

(viii)  Metropolitan Capital Advisors International Limited 7

            (a)         Amount beneficially owned:  201,800

            (b)         Percent of class:  1.0%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  201,800

                  (ii)  Shared power to vote or to direct the vote:  0

                  (iii) Sole power to dispose or to direct the disposition
                        of:  201,800

                  (iv)  Shared power to dispose or to direct the disposition of:  0

(ix)   Metropolitan Capital Partners II, L.P. 8

----------------------
6 The general partner of Bedford Falls Investors, L.P. is Metropolitan Capital Advisors, L.P., a limited partnership organized under the laws of Delaware. Metropolitan Capital Advisors, Inc., a corporation organized under the laws of New York, is the sole general partner of Metropolitan Capital Advisors, L.P. Jeffrey E. Schwarz and Karen Finerman are the shareholders of Metropolitan Capital Advisors, Inc.

7 The investment manager of Metropolitan Capital Advisors International Limited is Metropolitan Capital Partners III, L.P., a limited partnership organized under the laws of Delaware. Metropolitan Capital III, Inc., a corporation organized under the laws of Delaware, is the sole general partner of Metropolitan Capital Partners III, L.P. Jeffrey E. Schwarz and Karen Finerman are the stockholders of Metropolitan Capital III, Inc.

8 Metropolitan Capital Partners II, L.P. is the investment manager for a discretionary managed account. The sole general partner of Metropolitan Capital Partners II, L.P. is KJ Advisors, Inc., a corporation organized under the laws of New York. Jeffrey E. Schwarz and Karen Finerman are the shareholders of KJ Advisors, Inc.

            (a)         Amount beneficially owned:  82,200

            (b)         Percent of class:  0.4%

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:  0

                  (ii)  Shared power to vote or to direct the vote:  82,200

                  (iii) Sole power to dispose or to direct the disposition
                        of:  0

                  (iv) Shared power to dispose or to direct the disposition of: 82,200


Item 5.     Ownership of Five Percent or Less of a Class.

Not applicable

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

A person other than such Reporting Person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities with respect to (i) the 82,200 shares held in the discretionary managed account to which Metropolitan Capital Partners II, L.P. is the investment manager, (ii) the Foundation Trust Shares and (iii) the Children's Trust Shares.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable

Item 8.     Identification and Classification of Members of the Group.

Not applicable

Item 9.     Notice of Dissolution of Group.

Not applicable

Item 10.    Certification.

            By signing below the undersigned certifies that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE


         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this Statement is true, complete and correct.


                                     Scoggin Capital Management, L.P. II
                                     By: S&E Partners, L.P., its General Partner
                                     By: Scoggin, Inc., its General Partner

                                     By: /s/ Curtis Schenker
                                        ------------------------------------
                                        Curtis Schenker, its Chief Executive
                                        Officer


Dated as of June 28, 2002

                                     Scoggin International Fund, Ltd.
                                     By: Scoggin, LLC, its Investment Advisor

                                     By: /s/ Curtis Schenker
                                        --------------------------------
                                        Curtis Schenker, its Managing Member


Dated as of June 28, 2002

                                     By: /s/ Craig Effron
                                        ------------------------
                                        Craig Effron


Dated as of June 28, 2002

                                     By: /s/ Curtis Schenker
                                        ------------------------
                                        Curtis Schenker


Dated as of June 28, 2002

                                     By: /s/ Jeffrey E. Schwarz
                                        -------------------------
                                        Jeffrey E. Schwarz

Dated as of June 28, 2002

                                    By: /s/ Karen Finerman
                                       -----------------------
                                       Karen Finerman


Dated as of June 28, 2002

                                    Bedford Falls Investors, L.P.
                                    By: Metropolitan Capital Advisors, L.P.,
                                        its General Partner

                                    By: Metropolitan Capital Advisors, Inc.,
                                        its General Partner

                                    By: /s/ Karen Finerman
                                       --------------------------------
                                       Karen Finerman, its President


Dated as of June 28, 2002

                                    Metropolitan Capital Advisors International
                                      Limited
                                    By: Metropolitan Capital Partners III, L.P.,
                                        its Investment Advisor

                                    By: Metropolitan Capital III, Inc.,
                                        its General Partner


                                    By: /s/ Karen Finerman
                                       --------------------------------
                                       Karen Finerman, its President


Dated as of June 28, 2002

                                    Metropolitan Capital Partners II, L.P.
                                    By:  KJ Advisors, Inc.,
                                         its General Partner


                                    By: /s/ Karen Finerman
                                       -------------------------------
                                       Karen Finerman, its President
Dated as of June 28, 2002

                                                                    Exhibit A

                            Agreement of Joint Filing


            Pursuant to 13d-1(f) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby confirm the agreement by and among them to join in the filing on behalf of each of them of a Statement on Schedule 13G and any and all amendments thereto, and that this Agreement be included as an Exhibit to such filing.

            This Agreement may be executed in any number of counterparts each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

            IN WITNESS WHEREOF, the undersigned have executed this Agreement.

                                     Scoggin Capital Management, L.P. II
                                     By: S&E Partners, L.P., its General Partner
                                     By: Scoggin, Inc., its General Partner

                                     By: /s/ Curtis Schenker
                                        ------------------------------------
                                        Curtis Schenker, its Chief Executive
                                        Officer


Dated as of June 28, 2002

                                     Scoggin International Fund, Ltd.
                                     By: Scoggin, LLC, its Investment Advisor

                                     By: /s/ Curtis Schenker
                                        ------------------------------------
                                        Curtis Schenker, its Managing Member


Dated as of June 28, 2002

                                     By: /s/ Craig Effron
                                        -----------------------------------
                                        Craig Effron


Dated as of June 28, 2002

                                     By: /s/ Curtis Schenker
                                        -----------------------------------
                                        Curtis Schenker

Dated as of June 28, 2002

                                    By: /s/ Jeffrey E. Schwarz
                                       ----------------------------------
                                       Jeffrey E. Schwarz



Dated as of June 28, 2002

                                    By: /s/ Karen Finerman
                                       ---------------------------------
                                           Karen Finerman



Dated as of June 28, 2002

                                    Bedford Falls Investors, L.P.
                                    By: Metropolitan Capital Advisors, L.P.,
                                        its General Partner

                                    By: Metropolitan Capital Advisors, Inc.,
                                        its General Partner


                                    By: /s/ Karen Finerman
                                       ----------------------------------
                                       Karen Finerman, its President


Dated as of June 28, 2002

                                    Metropolitan Capital Advisors International
                                      Limited
                                    By: Metropolitan Capital Partners III, L.P.,
                                        its Investment Advisor

                                    By: Metropolitan Capital III, Inc.,
                                        its General Partner

                                    By: /s/ Karen Finerman
                                       ----------------------------------
                                         Karen Finerman, its President


Dated as of June 28, 2002

                                     Metropolitan Capital Partners II, L.P.
                                     By: KJ Advisors, Inc.,
                                         its General Partner


                                     By: /s/ Karen Finerman
                                        ---------------------------------
                                        Karen Finerman, its President


Dated as of June 28, 2002